EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES SEPTEMBER CASH DISTRIBUTION

Dallas, Texas, September 18, 2015 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE – CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.094355 per unit, payable on October 15, 2015, to unitholders of record on September 30, 2015. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	20,000	106,000	$53.73	$3.64
Prior Month	21,000	147,000	$54.88	$3.82

Excess Costs

XTO Energy has advised the trustee that lower oil prices and decreased oil production caused costs to exceed revenues on properties underlying the Oklahoma Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

XTO Energy has advised the trustee that lower oil prices caused costs to exceed revenues on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy G. Willis Vice President Southwest Bank, Trustee Toll Free – 855-588-7839